GUARANTEE AGREEMENT (this "Agreement"), dated as of May 17, 2004, by
NELSON RESOURCES LIMITED, a company organized under the laws of Bermuda (the "Guarantor"), in favor of CENTRAL ASIAN INDUSTRIAL HOLDINGS N.V., a company organized under the laws of The Netherlands Antilles (the "Guaranteed Party").

          WHEREAS, the Guaranteed Party and NRL Acquisition Corp., a corporation incorporated under the laws of the State of Delaware (the "Purchaser") are parties to a Share Purchase Agreement (the "Share Purchase Agreement") dated as of May 17, 2004 pursuant to which, among other things, the Guaranteed Party has agreed to sell, and the Purchaser has agreed to purchase, 22,925,701 shares of common stock, par value $0.0001 per share, of Chaparral Resources, Inc., a corporation incorporated under the laws of the State of Delaware; and

          WHEREAS, as an inducement to and a condition of the Guaranteed Party entering into the Share Purchase Agreement, the Guarantor agrees to enter into this Agreement.

          NOW, THEREFORE, in consideration of the Guaranteed Party entering into the Share Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

          SECTION 1. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Share Purchase Agreement.

          SECTION 2. Guarantee. The Guarantor hereby irrevocably guarantees, as principal and not as surety, (i) the due and punctual payment of all monetary obligations now or hereafter due and payable by the Purchaser pursuant to the Share Purchase Agreement, and (ii) the full and complete performance of all covenants, agreements, duties and obligations applicable to the Purchaser pursuant to the Share Purchase Agreement, as if the Guarantor were party thereto (in the place of the Purchaser), whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter (the obligations of the Purchaser under the Share Purchase Agreement specified in clauses (i) and (ii) being referred to herein collectively as the "Obligations"). Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Guarantor under this Agreement shall not (other than the costs, expenses, fees and interest to be paid by the Guarantor pursuant to Section 6) be greater than the obligations that the Guarantor would have if it were a party to the Share Purchase Agreement in the place of the Purchaser.

          SECTION 3. Nature of Guarantee. The Guarantor guarantees that the Obligations will be duly and punctually paid and fully and completely performed (in each case, as if the Guarantor were the Purchaser) strictly in accordance with the terms of the Share Purchase Agreement, as applicable. If for any reason the Purchaser shall fail or be unable to duly and punctually pay or to fully and completely perform, or cause to be duly and punctually paid or fully and completely performed, any Obligation as and when the same shall become due and payable or otherwise required to be performed, the Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform, or cause to be duly and punctually paid or fully and completely performed, such Obligation (in each case, as if the Guarantor were the Purchaser). The Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guarantee of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Purchaser. It is understood and agreed that any waiver by the Guaranteed Party of any of the terms, provisions or conditions of the Share Purchase Agreement, or any amendment to or modification of the Share Purchase Agreement in accordance with the terms of the Share Purchase Agreement, may all or any of them be made and done from time to time without notice to the Guarantor, and the Guarantor's obligations under this Agreement shall continue subject to such waiver, amendment or modification.

          SECTION 4. Continuing Guarantee. (a) The Guarantor's guarantee of the Obligations shall continue to be effective if (i) at any time any payment of any Obligation is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of the Purchaser or otherwise or (ii) the obligations of the Guarantor under this Agreement are released in consideration of a payment of money or transfer of property by the Purchaser or any other Person and such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of the Purchaser, such other Person or otherwise, in each case, as though all applicable payments, transfers and grants had not been made.

          (b) If a claim is made upon the Guaranteed Party at any time for disgorgement, repayment or recovery of any amount or amounts or other consideration or value received from any source whatsoever in payment, performance, satisfaction or discharge of, or otherwise on account of, any of the Obligations, and if the Guaranteed Party repays any such amounts, value or consideration or otherwise becomes liable for all or any part of such claim by reason of (i) any order, writ, injunction, decree, or judgment by or legally binding agreement or stipulation with any Governmental Authority ("Order"), (ii) any settlement or compromise of any Order or (iii) the bankruptcy, insolvency or reorganization of the Purchaser or any successor endorser, guarantor, surety or obligor in respect of any of the Obligations, the Guarantor shall be and remain liable hereunder for the amount, value or consideration so repaid, or for which the Guaranteed Party otherwise is liable, to the same extent as if such amount, value or consideration never had been received by the Guaranteed Party, all notwithstanding any termination hereof or the cancellation of any agreement, instrument or document evidencing any of the Obligations. By virtue of this Agreement, the Guarantor hereby expressly assumes any and all risks of a bankruptcy, insolvency or reorganization with respect to the Purchaser or any successor endorser, guarantor, surety or obligor in respect of any of the Obligations. Notwithstanding any other provision of this Agreement or anything to the contrary contained in the Share Purchase Agreement, the Guarantor's obligations under

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

this Agreement shall be continuing obligations and shall survive the termination of any of the Obligations.

          SECTION 5. Release/Waiver/Rights. (a) The Guarantor hereby agrees that it shall not be released from any of its obligations under this Agreement by any act, thing or circumstance whatsoever which might, but for this provision, be deemed a legal or equitable discharge, release or defense of a guarantor or surety. Notwithstanding anything to the contrary contained in this Agreement, the Guarantor shall have the benefit of all defenses, causes of action, remedies and rights which would inure to, or could be brought by, the Guarantor if it were a party to the Share Purchase Agreement in the place of the Purchaser.

          (b) Without limiting the generality of paragraph (a) above, the Guarantor hereby unconditionally waives any and all notices that may be required by Law or otherwise, now or hereafter in effect, including promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Guaranteed Party first presents to, proceeds against or makes a demand against the Purchaser or otherwise exhausts any right, power or remedy under the Share Purchase Agreement, before requesting payment or performance by the Guarantor hereunder or that the Guaranteed Party protects, secures, perfects or insures any security interest or lien or any property subject thereto or exhausts any other right to take any action against the Purchaser or any collateral.

          SECTION 6. Fees and Expenses. The Guarantor agrees to pay any and all costs, expenses and fees, including reasonable attorneys' fees and disbursements, incurred by the Guaranteed Party in enforcing any rights under this Agreement, whether or not litigation or arbitration is commenced and during all phases of litigation and arbitration.

          SECTION 7. Representations and Warranties of Guarantor. The Guarantor hereby represents and warrants, as of the date of this Agreement, to the Guaranteed Party as follows:

          (a) Organization. The Guarantor is a company duly organized and validly existing under the laws of Bermuda, with the requisite corporate power and authority to enter into and to perform, and has taken all necessary corporate action to authorize the execution and performance of its obligations under, this Agreement.

          (b) Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws affecting creditors' rights generally and be general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) No violation. The execution and delivery by the Guarantor of this Agreement and the payment obligations of the Guarantor contemplated hereunder do not

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

and will not (i) violate any provision of the certificate of incorporation or by-laws or other constitutional documents of the Guarantor; (ii) violate any Law or order of any Governmental Authority applicable to the Guarantor; or (iii) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of the Guarantor under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which the Guarantor is a party or by which the Guarantor or its properties or assets are bound.

          (d) Litigation. There is no claim, action, suit, investigation of which the Guarantor has knowledge, arbitration or legal, administrative or other proceeding pending and, to the knowledge of the Guarantor, none is presently threatened in writing against the Guarantor before or by any court, governmental authority or arbitrator, which, if adversely determined, individually or in the aggregate, is reasonably likely to materially impair the Guarantor's ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of the Guarantor. The Guarantor has not received any currently effective notices of default and is not in default under any Orders, in each case, which individually or in the aggregate, are reasonably likely to materially impair the Guarantor's ability to perform its obligations under this Agreement.

          SECTION 8. Survival of Representations. All of the representations and warranties made by the Guarantor in this Agreement shall be deemed to have been relied upon by the Guaranteed Party and shall survive the execution and delivery of this Agreement.

          SECTION 9. Place and Mode of Payment, etc. Each payment payable by the Guarantor hereunder shall be made on the due date of such payment to the Guaranteed Party in United States Dollars by electronic transfer in immediately available funds and to the account designated by the Guaranteed Party in writing five (5) Business Days in advance.

          SECTION 10. Payments To Be Free of Deductions. Each payment payable by the Guarantor to the Guaranteed Party under this Agreement shall be made without any set-off or counterclaim whatsoever and shall be free and clear of and without deduction for any Taxes, levies, imports, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental authority unless the Guarantor is compelled by Law to make such deduction or withholding. If any such obligation is imposed upon the Guarantor with respect to any payment payable by the Guarantor to the Guaranteed Party hereunder, the Guarantor shall pay to the Guaranteed Party, on the date on which the said payment shall become due and payable hereunder, such additional amount as shall be necessary to enable the Guaranteed Party to receive the same net amount which the Guaranteed Party would have received on such due date had no such obligation been imposed upon the Guarantor. If any additional amount is paid by the Guarantor to any Guaranteed Party for or on account of any Taxes, levies, imports, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions pursuant to this Section 10,

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

then, if the Guaranteed Party at its sole discretion determines that it has received or been granted a refund of, credit against or remission for such Taxes, levies, imports, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions, the Guaranteed Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit or remission, reimburse to the Guarantor such amount as the Guaranteed Party shall, in its sole discretion, determine to be attributable to the relevant Taxes, levies, imports, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions.

          SECTION 11. Further Assurances, etc. The Guarantor will, at any time and from time to time upon the written request of the Guaranteed Party, and at the expense of the Guarantor, execute and deliver, or cause to be executed and delivered, any and all such further assurances and other agreements and instruments and take or cause to be taken such other action as may be reasonably requested by the Guaranteed Party in order to give full effect to this Agreement and to maintain and reserve all of the rights, remedies, powers and privileges of the Guaranteed Party hereunder.

          SECTION 12. Notices. All notices, demands, requests, statements, certificates, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

          (a) if to the Guaranteed Party, to it at:

          Central Asian Industrial Holdings N.V.
          c/o 3rd Floor, Broughton House
          6-8 Sackville Street
          London W1
          United Kingdom
          Attention: Ian Connor
          Fax: +44-20-7494 6070

          with a copy (which shall not constitute notice) to:

          White & Case
          7-11 Moorgate
          London EC2R 6HH
          United Kingdom
          Attention: Andrew Weiler
          Fax: +44-20-7600 7030

          (b) if to the Guarantor, to it at:

          Nelson Resources Limited
          7th Floor
          19 Berkeley Street
          London W1J 8ED


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


          United Kingdom
          Attention: R. Frederick Hodder
          Fax: +44-20-7495 8909

          with a copy (which shall not constitute notice) to:

          Coudert Brothers LLP
          60 Cannon Street
          London EC4N 6JP
          United Kingdom
          Attention: Peter O'Driscoll
          Fax: +44 20 7248 3001

          or to such other person or address as either the Guarantor or the Guaranteed Party shall specify by notice in writing to the other. All such notices, demands, requests, statements, certificates, waivers and communications shall be deemed to have been received upon receipt thereof.

          SECTION 13. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.

          SECTION 14. No Waiver; Remedies. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. This Agreement may be enforced by the Guaranteed Party from time to time as often as the occasion therefor may arise and without any requirement on the part of the Guaranteed Party first to exercise any rights against the Purchaser or against any other person or to exhaust any remedies available to the Guaranteed Party against the Purchaser or against any other person or to resort to any other source or means of obtaining payment or enforcing performance of the Obligations or any of them. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law or in equity.

          SECTION 15. Effective Date; Termination. The Guarantor's obligations hereunder shall arise irrevocably as of the date first above written and terminate on the latest date that the Obligations terminate in accordance with the provisions of the Share Purchase Agreement.

          SECTION 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction. The provisions of Clause 14.12(b) through (d) (inclusive) of the Share Purchase Agreement shall be incorporated by reference in this Agreement as if set forth in full herein, provided that references in such Clauses to "this Agreement" (and correlative references such as "hereof" and "hereunder") shall be deemed to be references to this Agreement and references in such

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

Clauses to the "Parties" and a "Party" shall be deemed to be references to the Guarantor and the Guaranteed Party, as the context may require.

          SECTION 17. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

          SECTION 18. Entire Agreement; Assignment. This Agreement constitutes the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither the Guarantor nor the Guaranteed Party may assign its rights hereunder or delegate any of its covenants, agreements, duties or obligations hereunder without the prior written consent of the other party, and any such purported assignment or purported delegation shall be null and void; provided, however, that in the event the Guaranteed Party wishes to make such an assignment or delegation to an Affiliate, the Guarantor cannot unreasonably withhold or delay such consent. All covenants, agreements, duties, obligations, rights, remedies, powers, privileges and preferences of each party to this Agreement shall be binding upon and inure to the benefit of its permitted successors and assigns.

          SECTION 19. Severability. If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable under the laws of the State of New York, the validity, legality and enforceability of the remainder of this Agreement shall not be affected.

          SECTION 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          SECTION 21. Headings. The headings of this Agreement are for convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

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

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                            NELSON RESOURCES LIMITED

                            by /s/ Nick Zana
                               --------------------------------------------
                               Name:   Nick Zana
                               Title:  Chairman and Chief Executive Officer


                           CENTRAL ASIAN INDUSTRIAL HOLDINGS N.V.

                           by /s/ Askar Alshinbayev
                              --------------------------------------------
                              Name:   Askar Alshinbayev
                              Title:  Managing Director

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